Exhibit 99.2

CONSENT OF H.C. WAINWRIGHT & CO., LLC

June 14, 2023

Assertio Holdings, Inc.

100 South Sanders Rd., Suite 300

Lake Forest, IL 60045

Re: Registration Statement on Form S-4 of Assertio Holdings, Inc., filed June 1, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 24, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to Assertio Holdings, Inc., a Delaware corporation (“ASRT”) of the Merger Consideration (as defined below) to be paid by ASRT to the holders of common stock, par value $0.001 per share (other than holders of cancelled shares and any dissenting shares), of Spectrum Pharmaceuticals, Inc., a Delaware corporation (“SPPI”) issued and outstanding immediately prior to the effective time of the Merger (as defined below) pursuant to that certain Agreement and Plan of Merger, dated as of April 24, 2023 (the “Agreement”), by and among ASRT, SPPI and Spade Merger Sub, Inc.

The Opinion Letter was provided for the information and assistance of the board of directors of ASRT in connection with its consideration of the transaction contemplated in the Agreement. We understand that ASRT has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Assertio’s Financial Advisors — Opinion of H.C. Wainwright & Co., LLC,” “Opinion of H.C. Wainwright & Co., LLC — Summary of Material Financial Analyses; Assertio - Standalone; Spectrum - Standalone; General,” “Risk Factors — Risks Relating to the Merger,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the Assertio Board of Directors; Assertio’s Reasons for the Merger,” “The Merger — Opinions of Assertio’s Financial Advisors — Opinion of H.C. Wainwright & Co., LLC” and “The Merger — Assertio Unaudited Financial Projections” and to the inclusion of the Opinion Letter as an annex to the Joint Proxy Statement/Prospectus, which forms part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ H.C. WAINWRIGHT & CO., LLC
H.C. WAINWRIGHT & CO., LLC